Exhibit 5.1

December 6, 2002
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re: GlobeTel Communications Corp.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by GlobeTel Communications Corp. (the "Registrant"), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 2,500,000 shares of the Registrant's common stock, par value $0.00001 per share (the "Shares"), for issuance in connection with certain Compensation and Consulting Agreements (the "Agreements").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 2,500,000 shares have been duly authorized and, upon issuance in accordance with the terms of the Agreements or certificates issued thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.


Very truly yours,


KATTEN MUCHIN ZAVIS ROSENMAN


By:      /s/ Robinson Markel
    ------------------------------
         A Partner


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